NewsRelease	Apco Argentina
Nasdaq: APAGF

EXHIBIT 99.1

Date:	March 14, 2005

Contact:	Tom Bueno (investor relations)	Julie Gentz (media relations)
	Apco	Williams
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com

Apco Argentina Reports Net Income for 2004
and
Declares First Quarter 2005 Dividend

      TULSA, Okla. – Apco Argentina Inc. (NASDAQ: APAGF) today reports net income for the year ended December 31, 2004 of $15.5 million, or $2.11 per share. For the fourth quarter ending on that date, the company reports net income of $4.5 million, or 61 cents per share. This compares with $12.4 million, or $1.69 per share, for 2003, and $2.5 million, or 34 cents per share, for the fourth quarter 2003.

      The $3.1 million increase in net income is due primarily to higher operating revenues and greater equity income from Argentine investments. Operating revenues rose by $3 million compared with 2003. The year to year increase is the result of higher oil, gas and plant product prices combined with increased oil sales volumes. Oil, gas and plant product sales prices during 2004 averaged $31.21 per barrel, $.74 per thousand cubic feet, and $335.33 per metric ton, respectively, compared with $28.03, $.46 and $259.65, respectively during 2003. Oil sales volumes rose as a result of the success of the Company’s drilling and workover programs during the year. Equity income from Argentine investments improved by $2.6 million, primarily the result of increased revenues of the company’s investee, Petrolera Entre Lomas S.A. that also resulted from favorable price and volume variations. In addition to the previously described positive variances, the company also benefited from a favorable variation in foreign exchange gains/losses totaling approximately $900 thousand.

      The above favorable variances are partially offset by increases in operating expense, depreciation expense, provincial production taxes and selling and administrative expense.

      Apco ended the year with $26.4 million in cash, cash equivalents and short-term investments and without long-term debt.

      Apco also announces that its Board of Directors has declared a regular quarterly dividend of 16 1/4 cents per share on the company’s ordinary shares. This first quarter dividend is payable on April 15, 2005, to shareholders of record at the close of business April 4, 2005.

About Apco (NASDAQ:APAGF)

Apco is an oil and gas exploration company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

Apco Argentina, Inc.
Summary of Earnings

(In thousands of Dollars Except Per Share Amounts)

Three months ended December 31,	2004	2003
Total Revenues	11,515	9,090
Net income	4,504	2,494
Per share	0.61	0.34

Twelve months ended December 31,	2004	2003
Total Revenues	41,562	35,833
Net income	15,506	12,429
Per share	2.11	1.69